UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):	June 24, 2025

PROTAGENIC THERAPEUTICS, INC.
(Exact name of Company as specified in its charter)

Delaware	001-12555	06-1390025
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

149 Fifth Avenue, Suite 500, New York, NY	10010
(Address of principal executive offices)	(Zip Code)

212-994-8200
(Company’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Common Stock	PTIX	Nasdaq
Common Stock Warrants	PTIXW	Nasdaq

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03 Material Modification to Rights of Security Holders.

On June 24, 2025, the Board of Directors (the “Board”) of Protagenic Therapeutics, Inc. (the “Company”) authorized and declared a distribution of rights (the “Rights”) to purchase shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), to stockholders of record as of the close of business on July 7, 2025 (the “Record Date”), conditioned on stockholder approval, in order to maintain the projected relative ownership of legacy stockholders and the transaction counterparties as calculated on a fully diluted basis following consummation of the of the transactions (the “Proposed Transactions”) contemplated by the Share Exchange Agreement entered into among the Company, Alterola Biotech Inc., EMC2 Capital LLC, the preferred stockholders of Phytanix Bio (“Phytanix”) set forth therein, and Colin Stott, as Seller’s Representative (as defined in the Exchange Agreement), pursuant to which the Company acquired 100% of the issued and outstanding stock of Phytanix.

Effective as of the Record Date, the Company intends to issue to each holder of record of Common Stock as of the Record Date (each such holder, an “Acquiring Person”) one (1) Right for each share of Common Stock held by such holder, which each Right entitling the holder thereof to purchase, at an exercise price of $0.01 per share, 4.57 shares of Common Stock (the “Right Shares”), subject to the terms and conditions described in the unanimous written consent of the Board.

In connection with the grant of Rights, the Company will into an agreement, between the Company and Equiniti Trust Company, LLC, as Rights Agent (the “Rights Agreement”) to govern to issuance and potential exercise of Rights.

The Rights will initially trade with, and will be inseparable from, the shares of Company Common Stock. The Rights will not be evidenced by separate certificates until they become exercisable. Following any stockholder approval at the Stockholder Meeting (as defined below), separate certificates evidencing the Rights will be mailed to eligible holders of record of shares of Company Common Stock.

The Rights shall not be exercisable unless and until the Company’s stockholders, at a duly called meeting (the “Stockholder Meeting”), approve both (i) the Proposed Transactions and (ii) the issuance of the Rights Shares upon exercise of the Rights, and until such approval is obtained, the Rights shall remain unexercisable, nontransferable (except as may be required by law), and shall confer no rights as a stockholder with respect to the Right Shares. Upon approval by the stockholders at the Stockholder Meeting (the “Stockholder Approval Date”), the Rights shall become exercisable for a period to be determined by the executive officers of the Company (or such other period as may be described in the Rights Agreement), subject to applicable law, Nasdaq Listing Rules, and any other applicable rules or regulations, but in no case shall the rights be exercisable for a period greater than 6-months.

Amendments. The Company may amend the Rights Agreement in any way at any time prior to the Stockholder Approval Date. After the Stockholder Approval Date, the Company may amend the Rights Agreement without the approval of Rights holders in order (a) to cure any ambiguity, (b) to correct or supplement any defective or inconsistent provision, (c) subject to certain exceptions, to shorten or lengthen any time period as permitted by the Rights Agreement or (d) subject to certain exceptions, to change or supplement the Rights Agreement in any manner that would not adversely affect the interests of Rights holders.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits. The following exhibits are filed herewith:

104 Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Protagenic Therapeutics, Inc.

Date: June 27, 2025	By:	/s/ Alexander K. Arrow
Alexander K. Arrow
Chief Financial Officer